Exhibit (g)(10)
KEELEY FUNDS, INC.
NINTH AMENDMENT TO THE CUSTODY AGREEMENT
     THIS NINTH AMENDMENT, dated as of the 15th day of September 2011, to the Custody Agreement, dated April 15, 2005, as amended on August 1, 2005, April 10, 2006, October 1, 2006, August 15, 2007, December 21, 2007, August 6, 2009, November 3, 2009 and February 2, 2010 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANK, N.A., a national banking association (the “Custodian”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
     WHEREAS, the Company and the Custodian desire to amend said Agreement; and
     WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.
     NOW THEREFORE, the parties agree as follows:
     Exhibit C of the Agreement is hereby superseded and replaced with the Exhibit C attached hereto.
     Except to the extent that it is hereby amended, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANK, N.A.

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name:	John L. Keeley, Jr.	Name:	Michael R. McVoy
Title:	President	Title:	Vice President

Exhibit C
to the Keeley Funds, Inc. Custody Agreement
Separate Series of Keeley Funds, Inc.
Name of Series
KEELEY Small Cap Value Fund
KEELEY Small-Mid Cap Value Fund
KEELEY Mid Cap Value Fund
KEELEY Small Cap Dividend Value Fund
KEELEY Mid Cap Dividend Value Fund
KEELEY All Cap Value Fund
KEELEY Alternative Value Fund

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